Exhibit 99.1

August 22, 2018	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Second Quarter 2018 Results

Gross Profit Rate Increase of 470 BPS Drives Turnaround

●	Operating income of $1.8 million compared to operating loss of $21.5 million for 2017
●	Diluted loss per share of ($0.02) for 2018 compared to ($0.28) for 2017
●	Projecting EBITDA in excess of $45 million for full year 2018

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended August 4, 2018.

For the second quarter, operating income was $1.8 million for 2018 compared to an operating loss of $21.5 million for 2017. Net loss for the second quarter was $1.1 million or $0.02 per diluted share for 2018 compared to a net loss of $13.0 million or $0.28 per diluted share for 2017.

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first half of 2018 increased to $28.7 million from $6.7 million for last year’s first half (see Note 1).

“Continued gross profit expansion and lower expenses resulted in a meaningful improvement in second quarter operating income which grew by more than $23 million from last year. We are confident in our strategies to grow comparable store sales and maintain strong inventory management that are positively impacting our business,” said Hunt Hawkins, Chief Executive Officer.

“Looking to the second half of the year, we expect an operating profit compared to last year’s operating loss of $19.8 million. Contributing to this turnaround are expenses planned even lower than the first half and gross profit and comparable sales trends improving as they have over the past three quarters. With our second half earnings, we expect EBITDA to be in excess of $45 million this year, a dramatic improvement from last year.”

Net Sales

Net sales for the second quarter of 2018 were $310.9 million compared with $311.0 million for the second quarter of 2017. Comparable sales for the second quarter of 2018 increased 0.7 percent including sales from leased departments (see Note 2). Ecommerce sales were up 128 percent over last year’s second quarter.

For the first six months of 2018, net sales decreased 1.7 percent to $637.6 million while comparable sales were flat to last year. The decrease in total sales includes the impact of closing six underperforming stores in 2017 and four in the first half of 2018.

Gross Profit

Gross profit for the second quarter of 2018 was $79.4 million or 25.5 percent of sales compared to $64.7 million or 20.8 percent of sales in 2017. The 470 basis points expansion in the gross profit rate was driven primarily by much higher gross margin from reduced markdowns and better inventory productivity. Markdowns were high in last year’s second quarter to clear excess inventories.

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2018 decreased $8.6 million to $81.1 million compared to $89.7 million in 2017. The nearly 10 percent drop in SG&A expenses was primarily due to cost savings initiatives in the stores and corporate office and the impact of closed stores.

Interest Expense, Net

Interest expense for the second quarter of 2018 was $2.9 million compared to $1.1 million in 2017. The increase in interest expense reflects higher interest rates and borrowing levels in 2018.

Income Taxes

Income tax expense was less than $0.1 million in the second quarter of 2018 compared to an income tax benefit of $9.7 million for the second quarter of 2017. The expense for second quarter of 2018 represents certain state income tax expense and reflects our net operating loss carry forward position along with the valuation allowance established against deferred tax assets during the fourth quarter of 2017.

Working Capital and Capital Expenditures

Inventories were $241 million at the end of the second quarter of 2018 compared to $246 million at the same time last year. Average inventories per store were down 5 percent to last year.

Capital expenditures totaled $4.1 million for the first six months of 2018 compared to $11.8 million in 2017. For fiscal 2018, we continue to expect capital expenditures to be approximately $10 million compared to $21 million in fiscal 2017.

Accounts payable was $21.3 million lower at the end of the second quarter of 2018 compared to last year’s second quarter as a result of reduced credit terms from our vendors and their factors. These reductions occurred mostly in the first quarter. As our earnings results have improved, so have our credit terms and borrowing levels.

Total borrowings were $175 million at the end of the second quarter compared to $171 million at the end of last year’s second quarter. Unused availability at the end of the second quarter of 2018 was $43 million.

Store Activity

We had 289 stores at the end of the second quarter 2018 compared to 292 at the end of the second quarter last year. We closed four stores during the first half 2018. We plan to close three additional stores and open two new stores during the second half of 2018.

2018 Outlook

We are projecting EBITDA in excess of $45 million for fiscal 2018 compared to $7 million for fiscal 2017. For the second half, we expect operating income compared to an operating loss of $19.8 million last year. Historically, our third quarter has been a seasonally challenged period with high clearance selling. We anticipate an operating loss of approximately $10 million in the third quarter that will be more than offset by fourth quarter earnings.

We expect the following factors to influence our second half results:

●	We anticipate low single-digit increases in comparable sales for the second half driven by higher regular-price selling, offset by lower clearance sales

●	We expect our second half gross profit rate to be slightly higher than last year’s second half
-	The rate in third quarter is planned higher than last year due to lower clearance sales in this year’s third quarter
-	The fourth quarter rate is planned similar to last year, when clearance selling normalized
●	SG&A expenses are expected to be $15 to $20 million lower in the second half

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended August 4, 2018 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call to discuss the Company’s second quarter results will be held at 4:30 p.m. ET on August 22, 2018. The call may be heard on the Company’s investor relations website at http://ir.steinmart.com. A replay of the conference call will be available on the website through September 30, 2018.

Investor Presentation

Stein Mart’s second quarter 2018 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended August 4, 2018	13 Weeks Ended July 29, 2017	26 Weeks Ended August 4, 2018	26 Weeks Ended July 29, 2017

Net sales	$310,939	$311,036	$637,624	$648,371
Other revenue	3,489	3,498	7,791	7,212

Total revenue	314,428	314,534	645,415	655,583
Cost of merchandise sold	231,520	246,368	462,141	488,147
Selling, general and administrative expenses	81,127	89,699	171,636	178,907

Operating income (loss)	1,781	(21,533)	11,638	(11,471)
Interest expense, net	2,865	1,142	5,328	2,281

(Loss) income before income taxes	(1,084)	(22,675)	6,310	(13,752)
Income tax expense (benefit)	60	(9,682)	120	(4,459)

Net (loss) income	$(1,144)	$(12,993)	$6,190	$(9,293)

Net (loss) income per share:
Basic	$(0.02)	$(0.28)	$0.13	$(0.20)

Diluted	$(0.02)	$(0.28)	$0.13	$(0.20)

Weighted-average shares outstanding:
Basic	46,669	46,264	46,639	46,214

Diluted	46,669	46,264	47,139	46,214

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	August 4, 2018	February 3, 2018	July 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$10,030	$10,400	$10,577
Inventories	240,813	270,237	246,243
Prepaid expenses and other current assets	34,215	26,620	35,715

Total current assets	285,058	307,257	292,535
Property and equipment, net	138,663	151,128	160,282
Other assets	24,970	24,973	29,806

Total assets	$448,691	$483,358	$482,623

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,272	$119,388	$87,561
Current portion of debt	125,253	13,738	5,833
Accrued expenses and other current liabilities	73,741	78,453	72,902

Total current liabilities	265,266	211,579	166,296
Long-term debt	49,286	142,387	164,779
Deferred rent	40,814	40,860	42,293
Other liabilities	36,881	40,214	48,271

Total liabilities	392,247	435,040	421,639

Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,937,786, 47,978,275 and 47,904,091 shares issued and outstanding, respectively	479	480	479
Additional paid-in capital	57,888	56,002	53,721
Retained (deficit) earnings	(1,686)	(7,918)	7,071
Accumulated other comprehensive loss	(237)	(246)	(287)

Total shareholders’ equity	56,444	48,318	60,984

Total liabilities and shareholders’ equity	$448,691	$483,358	$482,623

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended August 4, 2018	26 Weeks Ended July 29, 2017

Cash flows from operating activities:
Net income (loss)	$6,190	$(9,293)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	16,215	16,226
Share-based compensation	1,842	3,379
Store closing (benefits) charges	(92)	172
Impairment of property and other assets	488	640
Loss on disposal of property and equipment	104	236
Deferred income taxes	-	4,199
Changes in assets and liabilities:
Inventories	29,424	44,867
Prepaid expenses and other current assets	(7,595)	(2,657)
Other assets	(2,329)	(566)
Accounts payable	(53,528)	(26,800)
Accrued expenses and other current liabilities	(4,619)	(3,051)
Other liabilities	(2,984)	(2,409)

Net cash (used in) provided by operating activities	(16,884)	24,943

Cash flows from investing activities:
Net acquisition of property and equipment	(4,082)	(11,761)
Proceeds from cancelled corporate owned life insurance policies	2,514	1,445
Proceeds from insurance claims	90	-
Gain on insurance proceeds	206	-

Net cash used in investing activities	(1,272)	(10,316)

Cash flows from financing activities:
Proceeds from borrowings	781,051	230,094
Repayments of debt	(761,923)	(241,295)
Debit issuance costs	(896)	-
Cash dividends paid	(122)	(3,563)
Capital lease payments	(367)	-
Proceeds from exercise of stock options and other	90	328
Repurchase of common stock	(47)	(218)

Net cash provided by (used in) financing activities	17,786	(14,654)

Net decrease in cash and cash equivalents	(370)	(27)
Cash and cash equivalents at beginning of year	10,400	10,604

Cash and cash equivalents at end of period	$10,030	$10,577

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the company’s financial information with additional useful information in evaluating operating performance.

Note 1: Adjusted EBITDA

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of net income (loss) to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjusted EBITDA excludes non-cash items (impairment charges), significant non-recurring unusual items and investment in new stores (pre-opening costs).

	26 Weeks Ended Aug. 4, 2018	26 Weeks Ended July 29, 2017

Net income (loss)	$6,190	($9,293)
Add back amounts for computation of EBITDA:
Interest expense, net	5,328	2,281
Income tax expense (benefit)	120	(4,459)
Depreciation and amortization	16,215	16,226

EBITDA	27,853	4,755

Adjustments:
Non-cash impairment charges	488	640
Expense related to legal settlements	43	44
New store pre-opening costs	291	1,231

Total adjustments	822	1,915

Adjusted EBITDA	$28,675	$6,670

Note 2: Changes in Comparable Sales

Management believes that providing calculations of changes in comparable sales including and excluding sales from leased departments assists in evaluating the Company’s ability to generate sales growth, whether through owned businesses or departments leased to third parties. The following table shows the Company’s reconciliation of these calculations.

13 Weeks Ended Aug. 4, 2018
Decrease in comparable sales excluding sales from leased departments (1)	(0.4%)
Impact of growth in comparable sales of leased departments (2)	1.1%

Increase (decrease) in comparable sales including sales from leased departments	0.7%

26 Weeks Ended Aug. 4, 2018
Decrease in comparable sales excluding sales from leased departments (1)	(1.1%)
Impact of growth in comparable sales of leased departments (2)	1.1%

Increase (decrease) in comparable sales including sales from leased departments	0.0%

(1)

Represents the period-to-period percentage change in net sales from stores open throughout the period presented and the same period in the prior year and all online sales of steinmart.com, excluding commissions from departments leased to third parties.

(2)

Represents the impact of including sales of departments leased to third parties throughout the period presented and the same period in the prior year and all online sales of steinmart.com in the calculation of comparable sales. The company leases its shoe and vintage handbag departments in its stores and online to third parties and receives a commission from these third parties based on a percentage of their sales. In our financial statements prepared in conformity with GAAP, the company includes commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not include the commission amounts from leased department sales in its comparable sales calculations.